EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference our reports dated March 10, 2006 in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Kos Incentive Plan (f/k/a Kos Pharmaceuticals, Inc. 1996 Stock Option Plan), with respect to the consolidated financial statements and schedule of Kos Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005,
Kos Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kos Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Ft. Lauderdale, Florida
June 30, 2006